RBC Capital Markets®	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-208507

Pricing Supplement To the Product Prospectus Supplement dated January 21, 2016, the Prospectus Supplement and the Prospectus, Each Dated January 8, 2016	$535,000 Auto-callable Reverse Convertible Notes Linked to the Common Stock of Intel Corporation Royal Bank of Canada

Royal Bank of Canada is offering Auto-Callable Reverse Convertible Notes linked to the common stock of Intel Corporation (“RevCons” or the “Notes”). The RevCons offered are senior unsecured obligations of Royal Bank of Canada, will pay a coupon at the interest rate specified below, and will have the terms described in the documents described above, as supplemented or modified by this pricing supplement, as set forth below.
The RevCons do not guarantee any return of principal at maturity. Any payments on the RevCons are subject to our credit risk.
Investing in the RevCons involves a number of risks. See “Risk Factors” beginning on page S-1 of the prospectus supplement dated January 8, 2016, “Additional Risk Factors Specific to Your Notes” beginning on page PS-3 of the product prospectus supplement dated January 21, 2016, and “Selected Risk Considerations” beginning on page P6 of this pricing supplement.
The RevCons will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.
Issuer:	Royal Bank of Canada	Listing:	None
Pricing Date:	February 27, 2018	Principal Amount:	$1,000 per RevCons
Issue Date:	March 1, 2018	Maturity Date:	March 1, 2019
Coupon Payment:	Each coupon will be paid in equal quarterly payments. (30/360)	Final Stock Price:	The closing price of the Reference Stock on the Valuation Date.
Call Feature:
If the closing price of the Reference Stock is greater than or equal to its Initial Stock Price on any Observation Date beginning on August 27, 2018, the Notes will be automatically called for 100% of their principal amount, plus the Contingent Coupon applicable to the corresponding Observation Date.

Call Settlement Dates:	The Coupon Payment Date corresponding to that Observation Date.
Initial Stock Price:	$49.11, which was the closing price of the Reference Stock on February 26, 2018.
Payment at Maturity (if held to maturity):
For each $1,000 principal amount, $1,000 plus any accrued and unpaid interest at maturity unless:
(i)      the Final Stock Price is less than the Initial Stock Price; and
(ii)     on any day during the Monitoring Period, the closing price of the Reference Stock is less than the Barrier Price.
If the conditions described in (i) and (ii) are both satisfied, then at maturity the investor will receive, instead of the principal amount, in addition to accrued and unpaid interest, the number of shares of the Reference Stock equal to the Physical Delivery Amount, or at our election, the cash value of those shares.
Investors could lose some or all of their investment at maturity if there has been a decline in the trading price of the Reference Stock.

Monitoring Period:	From and excluding the Pricing Date to and including the Valuation Date.
Physical Delivery Amount:
For each $1,000 principal amount, a number of shares of the Reference Stock equal to the principal amount divided by the Initial Stock Price, subject to adjustment as described in the product prospectus supplement

Reference Stock	Annual Coupon Rate	Initial Stock Price	Barrier Price*	Term (Mo)	Cusip	Estimated Initial Value(1)	Principal Amount	Price to Public	Agent’s Commission	Proceeds to Royal Bank of Canada
Intel Corporation (INTC)	8.10%	$49.11	$34.38	12	78013GFH3	$985.70	$535,000	100%	$5,350 1.00%	$529,650 99.00%
*Rounded to two decimal places
(1) The initial estimated value of the Notes (per $1,000 in principal amount) as of the Pricing Date is set forth in the table above, and is less than the price to public.  The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value in more detail below. See also “Supplemental Plan of Distribution (Conflicts of Interest)” below.
RBC Capital Markets, LLC

Auto-Callable Reverse Convertible Notes due March 1, 2019 Linked to the Common Stock of Intel Corporation
SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.

General:
This pricing supplement relates to an offering of Auto-Callable Reverse Convertible Notes (“RevCons” or the “Notes”) linked to the common stock of Intel Corporation (the “Reference Stock”).  The Notes have a term of twelve months.

Issuer:	Royal Bank of Canada (“Royal Bank”)
Issue:	Senior Medium-Term Notes, Series G
Pricing Date:	February 27, 2018
Issue Date:	March 1, 2018
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 thereafter.
Designated Currency:	U.S. Dollars
Coupon Payment:	Each coupon will be paid in equal quarterly payments (30/360), unless the Notes are previously called.
Observation Dates:	August 27, 2018, November 26, 2018 and the Valuation Date.
Coupon Payment Dates:	June 1, 2018, August 30, 2018, November 29, 2018, and the Maturity Date.
Automatic Call Feature:	If, on any Observation Date beginning on August 27, 2018, the closing price of the Reference Stock is greater than or equal to its Initial Stock Price, then the Notes will be automatically called.
Payment if Called:
If the Notes are automatically called, then, on the applicable Call Settlement Date, for each $1,000 principal amount, you will receive $1,000 plus the Contingent Coupon otherwise due on that Call Settlement Date.

Call Settlement Dates:	If the Notes are called on any Observation Date beginning on August 27, 2018, the Call Settlement Date will be the Coupon Payment Date corresponding to that Observation Date.
Valuation Date:	February 26, 2019
Maturity Date:	March 1, 2019

P2	RBC Capital Markets, LLC

Auto-Callable Reverse Convertible Notes due March 1, 2019 Linked to the Common Stock of Intel Corporation
Reference Stock:	The common stock of Intel Corporation, which trades on the New York Stock Exchange under the symbol “INTC.”
Term:	Twelve (12) months.
Initial Stock Price:	$49.11, which was the closing price of the Reference Stock on February 26, 2018.
Barrier Price:	$34.38 (rounded to two decimal places)
Final Stock Price:	The closing price of the Reference Stock on the Valuation Date.
Payment at Maturity (if not previously called and held to maturity):
If the notes are not previously called, For each $1,000 in principal amount of the Notes, the investor will receive $1,000 plus any accrued and unpaid interest at maturity unless:
(i)       the Final Stock Price is less than the Initial Stock Price; and
(ii)      on any day during the Monitoring Period, the closing price of the Reference Stock is less than the Barrier Price.
If the conditions described in (i) and (ii) are both satisfied, then at maturity the investor will receive, instead of the principal amount of the Notes, in addition to any accrued and unpaid interest, the number of shares of the Reference Stock equal to the Physical Delivery Amount, or at our election, the cash value of those shares.  If we elect to deliver shares of the Reference Stock, fractional shares will be paid in cash.
Investors in the Notes could lose some or all of their investment at maturity if there has been a decline in the trading price of the Reference Stock.

Monitoring Period:	From and excluding the Pricing Date to and including the Valuation Date.
Monitoring Method:	Close of Trading Day
Physical Delivery Amount:
For each $1,000 in principal amount, a number of shares of the Reference Stock equal to the principal amount divided by the Initial Stock Price, subject to adjustment as described in the product prospectus supplement.  If this number is not a round number, then the number of shares of the Reference Stock to be delivered will be rounded down and the fractional part shall be paid in cash.

Calculation Agent:	RBC Capital Markets, LLC

P3	RBC Capital Markets, LLC

Auto-Callable Reverse Convertible Notes due March 1, 2019 Linked to the Common Stock of Intel Corporation
Secondary Market:
RBC Capital Markets, LLC (or one of its affiliates), though not obligated to do so, may maintain a secondary market in the Notes after the Issue Date.  The amount that an investor may receive upon sale of the Notes prior to maturity may be less than the principal amount of those Notes.
We may use this pricing supplement in the initial sale of the RevCons. In addition, RBC Capital Markets, LLC or another of our affiliates may use this pricing supplement in a market-making transaction in the RevCons after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

Listing:	None
Settlement:	DTC global notes
Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on the cover page and pages P2 and P3 of this pricing supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement.

P4	RBC Capital Markets, LLC

Auto-Callable Reverse Convertible Notes due March 1, 2019 Linked to the Common Stock of Intel Corporation
ADDITIONAL TERMS OF YOUR NOTES
You should read this pricing supplement together with the prospectus dated January 8, 2016, as supplemented by the prospectus supplement dated January 8, 2016 and the product prospectus supplement dated January 21, 2016, relating to our Senior Global Medium-Term Notes, Series G, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated January 8, 2016 and “Additional Risk Factors Specific to the Notes” in the product prospectus supplement dated January 21, 2016, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated January 8, 2016:
http://www.sec.gov/Archives/edgar/data/1000275/000121465916008810/j18160424b3.htm

Prospectus Supplement dated January 8, 2016:
https://www.sec.gov/Archives/edgar/data/1000275/000121465916008811/p14150424b3.htm
Product Prospectus Supplement dated January 21, 2016:
https://www.sec.gov/Archives/edgar/data/1000275/000114036116048349/form424b5.htm

Our Central Index Key, or CIK, on the SEC website is 1000275.  As used in this pricing supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.

P5	RBC Capital Markets, LLC

Auto-Callable Reverse Convertible Notes due March 1, 2019 Linked to the Common Stock of Intel Corporation
HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY
The examples set forth below are provided for illustration purposes only.  The assumptions in each of the examples are purely hypothetical and do not relate to the actual performance of the Reference Stock.  The hypothetical terms do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Reference Stock on the Valuation Date relative to its price on the Pricing Date.  We cannot predict the actual performance of the Reference Stock.
The table below illustrates the Payment at Maturity of the Notes (excluding the final Coupon), assuming a hypothetical Initial Stock Price of $200, a hypothetical Barrier Price of $140 and an initial investment of $1,000, and assuming the notes are not called prior to maturity. Hypothetical Final Stock Prices are shown in the first column on the left.  For this purpose, we have assumed that there will be no anti-dilution adjustments to the Final Stock Price and no market disruption events. The second column shows the Payment at Maturity (as a percentage of the principal amount) in a case where the closing price of the Reference Stock does not fall below the Barrier Price at any time during the Monitoring Period. The third column shows the Payment at Maturity (as a percentage of the principal amount) in a case where the closing price of the Reference Stock does fall below the Barrier Price during the Monitoring Period.  The fourth column shows the Physical Delivery Amount as a number of shares of the Reference Stock. The fifth column shows the Cash Delivery Amount, should we elect to deliver the Cash Delivery Amount instead of the Physical Delivery Amount. If the notes are redeemed prior to maturity, the hypothetical examples below will not be relevant, and you will receive on the applicable Call Settlement Date, for each $1,000 principal amount, $1,000 plus any accrued and unpaid interest to but excluding the Call Settlement Date.
Hypothetical Final Stock Price	If the closing market price of the Reference Stock does not fall below the Barrier Price on any day during the Monitoring Period: Payment at Maturity as Percentage of Principal Amount	If the closing market price of the Reference Stock falls below the Barrier Price on any day during the Monitoring Period: Payment at Maturity as Percentage of Principal Amount	Physical Delivery Amount as Number of Shares of the Reference Stock	Cash Delivery Amount
$350	100.00%	100.00%	n/a	n/a
$300	100.00%	100.00%	n/a	n/a
$280	100.00%	100.00%	n/a	n/a
$240	100.00%	100.00%	n/a	n/a
$200	100.00%	100.00%	n/a	n/a
$180	100.00%	Physical or Cash Delivery Amount	5.00	$900.00
$160	100.00%	Physical or Cash Delivery Amount	5.00	$800.00
$140	100.00%	Physical or Cash Delivery Amount	5.00	$700.00
$120	n/a	Physical or Cash Delivery Amount	5.00	$600.00
$100	n/a	Physical or Cash Delivery Amount	5.00	$500.00
$80	n/a	Physical or Cash Delivery Amount	5.00	$400.00
$60	n/a	Physical or Cash Delivery Amount	5.00	$300.00
$0	n/a	Physical or Cash Delivery Amount	5.00	$0

P6	RBC Capital Markets, LLC

Auto-Callable Reverse Convertible Notes due March 1, 2019 Linked to the Common Stock of Intel Corporation
The Payments at Maturity shown above are entirely hypothetical; they are based on market prices for the Reference Stock that may not be achieved on the Valuation Date and on assumptions that may prove to be erroneous. The hypothetical Initial Stock price is not the actual Initial Stock Price, which is set forth on the cover page of this pricing supplement. The actual market value of your Notes on the Maturity Date or at any other time, including any time you may wish to sell your Notes, may bear little relation to the hypothetical Payments at Maturity shown above, and those amounts should not be viewed as an indication of the financial return on an investment in the Notes or on an investment in the Reference Stock.  Please read “Additional Risk Factors Specific to Your Notes” and “Hypothetical Returns on Your Notes” in the accompanying product prospectus supplement.
Payments on your Notes are economically equivalent to the amounts that would be paid on a combination of other instruments.  For example, payments on your Notes are economically equivalent to the amounts that would be paid on a combination of an interest-bearing bond purchased, and an option sold, by the investor (with an implicit option premium paid over time to the investor).  The discussion in this paragraph does not modify or affect the terms of the offered Notes or the United States or Canadian income tax treatment of the offered Notes as described under “Supplemental Discussion of Canadian Tax Consequences” and “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement.

P7	RBC Capital Markets, LLC

Auto-Callable Reverse Convertible Notes due March 1, 2019 Linked to the Common Stock of Intel Corporation
SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Reference Stock.  These risks are explained in more detail in the section “Additional Risk Factors Specific to Your Notes” in the product prospectus supplement.  In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:
•
Principal at Risk — Investors in the Notes could lose some or all of their principal amount if there is a decline in the trading price of the Reference Stock between the pricing date and the valuation date. The rate of interest payable on the Notes may not be sufficient to compensate for any such loss.

•
The Notes Are Subject to an Automatic Call — If on any Observation Date beginning on August 27, 2018 (other than the Valuation Date), the closing price of the Reference Stock is greater than or equal to its Initial Stock Price, then the Notes will be automatically called. If the Notes are automatically called, then, on the applicable Call Settlement Date, for each $1,000 in principal amount, you will receive $1,000 plus the Contingent Coupon otherwise due on the applicable Call Settlement Date. You will not receive any Contingent Coupons after the Call Settlement Date. You may be unable to reinvest your proceeds from the automatic call in an investment with a return that is as high as the return on the Notes would have been if they had not been called.

•
Market Disruption Events and Adjustments —The payment at maturity and the Valuation Date are subject to adjustment as described in the product prospectus supplement.  For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Consequences of Market Disruption Events” in the product prospectus supplement.

•
The Payments on the Notes Are Limited - The payments on the Notes will be limited to the Coupon Payments. Accordingly, your return on the Notes may be less than your return would be if you made an investment in the Reference Stock or in a security directly linked to the positive performance of the Reference Stock.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes - The Notes are Royal Bank's senior unsecured debt securities. As a result, the amount due on any relevant payment date is dependent upon Royal Bank's ability to repay its obligations on the applicable payment date. This will be the case even if the price of the Reference Stock increases after the Pricing Date. No assurance can be given as to what our financial condition will be during the term of the Notes.

•
There May Not Be an Active Trading Market for the Notes-Sales in the Secondary Market May Result in Significant Losses - There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and other affiliates of Royal Bank may make a market for the Notes; however, they are not required to do so. RBCCM or any other affiliate of Royal Bank may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

•
Our Business Activities May Create Conflicts of Interest — We and our affiliates expect to engage in trading activities related to the Reference Stock that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other

P8	RBC Capital Markets, LLC

Auto-Callable Reverse Convertible Notes due March 1, 2019 Linked to the Common Stock of Intel Corporation
derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the prices of the Reference Stock, could be adverse to the interests of the holders of the Notes. We and one or more of our affiliates may, at present or in the future, engage in business with the issuer of Reference Stock, including making loans to or providing advisory services. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Notes. Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Stock. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us or one or more of our affiliates may affect the price of the Reference Stock, and, therefore, the market value of the Notes.
•
The Notes Are Subject to an Automatic Call — If on any Observation Date beginning on August 27, 2018 (other than the Valuation Date), the Observation Level of each Reference Asset is greater than or equal to its Initial Level, then the Notes will be automatically called. If the Notes are automatically called, then, on the applicable Call Settlement Date, for each $1,000 in principal amount, you will receive $1,000 plus the Contingent Coupon otherwise due on the applicable Call Settlement Date. You will not receive any Contingent Coupons after the Call Settlement Date. You may be unable to reinvest your proceeds from the automatic call in an investment with a return that is as high as the return on the Notes would have been if they had not been called.

•
Market Disruption Events and Adjustments —The payment at maturity and the Valuation Date are subject to adjustment as described in the product prospectus supplement.  For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Consequences of Market Disruption Events” in the product prospectus supplement.

•
The Initial Estimated Value of the Notes Is Less than the Price to the Public —The initial estimated value set forth on the cover page of this pricing supplement does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time.  If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value.  This is due to, among other things, changes in the price of the Reference Stock, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount and the estimated costs relating to our hedging of the Notes.  These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount and the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined by RBCCM for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value.  As a result, the secondary price will be less than if the internal funding rate was used.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•
The Initial Estimated Value of the Notes on the Cover Page Is an Estimate Only, Calculated as of the Time the Terms of the Notes Were Set —The initial estimated value of the Notes is based on the value of our obligation to

P9	RBC Capital Markets, LLC

Auto-Callable Reverse Convertible Notes due March 1, 2019 Linked to the Common Stock of Intel Corporation
make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes.  See “Structuring the Notes” below.  Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the Notes or similar securities at a price that is significantly different than we do.
The value of the Notes at any time after the Pricing Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.

P10	RBC Capital Markets, LLC

Auto-Callable Reverse Convertible Notes due March 1, 2019 Linked to the Common Stock of Intel Corporation
U.S. FEDERAL TAX INFORMATION
RevCon 78013GFH3 (INTC): 1.28% of each stated interest payment (8.10% in total) on the RevCons will be treated as an interest payment and 6.82% of each stated interest payment will be treated as payment for the Put Option for U.S. federal income tax purposes.
Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement dated January 21, 2016 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which applies to your Notes, and is supplemented by the following disclosure:
Dividend Equivalent: A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2019. Based on our determination that the Notes are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Stock or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Stock or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
INFORMATION REGARDING THE ISSUER OF THE REFERENCE STOCK
The Reference Stock is registered under the Securities Exchange Act of 1934 (the “Exchange Act”).  Companies with securities registered under that Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “SEC”).  Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov.  In addition, information regarding the Reference Stock may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.
The following information regarding the issuer of the Reference Stock is derived from publicly available information. We have not independently verified the accuracy or completeness of reports filed by the issuer with the SEC, information published by it on its website or in any other format, information about it obtained from any other source or the information provided below.
Intel Corporation designs, manufactures, and sells computer components and related products. The company major products include microprocessors, chipsets, embedded processors and microcontrollers, flash memory, graphic, network and communication, systems management software, conferencing, and digital imaging products.

P11	RBC Capital Markets, LLC

Auto-Callable Reverse Convertible Notes due March 1, 2019 Linked to the Common Stock of Intel Corporation
HISTORICAL INFORMATION
The following graph sets forth the recent historical performances of the Reference Stock.  In addition, below the graph is a table setting forth the intra-day high, intra-day low and period-end closing prices of the Reference Stock. The information provided in the table is for the four calendar quarters of 2013, 2014, 2015, 2016 and 2017, and for the period from January 1, 2018 to February 27, 2018.
We obtained the information regarding the historical performance of the Reference Stock in the chart below from Bloomberg Financial Markets.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.  The historical performance of the Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the market prices of the Reference Stock at any time.  We cannot give you assurance that the performance of the Reference Stock will not result in the loss of all or part of your investment.
Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock ($)	Low Intra-Day Price of the Reference Stock ($)	Period-End Closing Price of the Reference Stock ($)
1/1/2013	3/28/2013	23.06	20.10	21.84
4/1/2013	6/28/2013	25.98	20.75	24.23
7/1/2013	9/30/2013	24.43	21.89	22.92
10/1/2013	12/31/2013	26.04	22.48	25.96
1/1/2014	3/31/2014	27.12	23.50	25.81
4/1/2014	6/30/2014	31.00	25.64	30.90
7/1/2014	9/30/2014	35.56	30.44	34.82
10/1/2014	12/31/2014	37.90	29.65	36.29
1/1/2015	3/31/2015	37.49	29.31	31.27
4/1/2015	6/30/2015	34.75	30.15	30.42
7/1/2015	9/30/2015	30.92	24.87	30.14
10/1/2015	12/31/2015	35.59	29.46	34.45
1/1/2016	3/31/2016	34.01	27.68	32.35
4/1/2016	6/30/2016	33.00	29.50	32.80
7/1/2016	9/30/2016	38.05	32.38	37.75
10/1/2016	12/31/2016	38.36	33.42	36.27
1/1/2017	3/31/2017	38.45	34.66	36.07
4/1/2017	6/30/2017	37.50	33.34	33.74
7/1/2017	9/30/2017	38.15	33.23	38.08
10/1/2017	12/31/2017	47.64	38.08	46.16
1/1/2018	2/27/2018	50.85	42.04	49.11
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P12	RBC Capital Markets, LLC

Auto-Callable Reverse Convertible Notes due March 1, 2019 Linked to the Common Stock of Intel Corporation
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
We expect that delivery of the Notes will be made against payment for the Notes on March 1, 2018, which is the third (3rd) business day following the Pricing Date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus supplement. For additional information as to the relationship between us and RBC Capital Markets, LLC, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs.  For a period of approximately three months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time.  This is because the estimated value of the Notes will not include the underwriting discount and our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may initially be a higher amount, reflecting the addition of RBCCM’s underwriting discount and our estimated costs and profits from hedging the Notes.  This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.
Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than two business days from the Pricing Date, purchasers who wish to trade the notes more than two business days prior to the original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.
STRUCTURING THE NOTES
The Notes are our debt securities, the return on which is linked to the performance of the Reference Stock.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that reduced the initial estimated value of the Notes at the time their terms were set. Unlike the estimated value included in this pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Stock, and the tenor of the Notes.  The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.

P13	RBC Capital Markets, LLC

Auto-Callable Reverse Convertible Notes due March 1, 2019 Linked to the Common Stock of Intel Corporation
The lower implied borrowing rate is a factor that reduced the economic terms of the Notes to you.  The initial offering price of the Notes also reflects the underwriting commission and our estimated hedging costs.  These factors result in the initial estimated value for the Notes on the pricing date being less than their public offering price.  See “Selected Risk Considerations—The Initial Estimated Value of the Notes Is Less than the Price to the Public” above.

P14	RBC Capital Markets, LLC

Auto-Callable Reverse Convertible Notes due March 1, 2019 Linked to the Common Stock of Intel Corporation
VALIDITY OF THE NOTES
In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to equitable remedies which may only be granted at the discretion of a court of competent authority, subject to applicable bankruptcy, to rights to indemnity and contribution under the Notes or the Indenture which may be limited by applicable law; to insolvency and other laws of general application affecting creditors’ rights, to limitations under applicable limitations statutes, and to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated January 8, 2016, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC dated January 8, 2016.
In the opinion of Morrison & Foerster LLP, when the Notes  have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes  will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated January 8, 2016, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated January 8, 2016.

P15	RBC Capital Markets, LLC